Exhibit 10.33

Supply Agreement

This Supply Agreement (“Agreement”) has been made on December 12, 2025 (“Effective Date”) by and between

Biofrontera Discovery GmbH, a company with its head office at Hemmelrather Weg 201, D-51377 Leverkusen, Germany (hereinafter called “BIOFRONTERA”)

and

Midas Pharma GmbH, a company with its head office at Rheinstr. 49, D-55218 Ingelheim, Germany (hereinafter called “MIDAS”)

Preamble

BIOFRONTERA, a wholly-owned subsidiary of Biofrontera Inc., is a pharmaceutical company dedicated to the performance of clinical trials, distribution of drug products and manufacturing of medical devices for the US market.

Whereas, MIDAS has developed and holds a European Active Substance Master File (ASMF) and a US Drug Master File (DMF) for the active pharmaceutical ingredient 5-Aminolevulinic acid Hydrochloride that is currently manufactured exclusively on behalf and order of MIDAS at a third party contract manufacturing organization; and

Whereas, the parent company of BIOFRONTERA, Biofrontera Inc., is in possession of the registration dossier in the USA for a finished pharmaceutical form called Ameluz® with the active substance 5-Aminolevulinic acid Hydrochloride that refers, among others, to the DMF of MIDAS; and

Whereas, BIOFRONTERA is willing to purchase the active pharmaceutical ingredient from MIDAS; and

Whereas, MIDAS is willing to supply the active pharmaceutical ingredient to BIOFRONTERA or, upon request of BIOFRONTERA, directly to its contract manufacturers; and

Now therefore, in consideration of the foregoing recitals, which are expressly incorporated into the body of this Agreement, the Parties mutually agree as follows:

1.	Definitions

1.1	“Agreement” shall mean this Supply Agreement between BIOFRONTERA and MIDAS.

1.2	“Agreed Quality” shall have the meaning as defined in clause 3.1

1.3	“Affiliate(s)” shall mean with respect to either Party, any person, partnership, corporation, organization or entity that directly or indirectly controls or is directly or indirectly controlled by or is under common control with such Party. A person or entity shall be regarded as controlling entity, if (i) it owns more than fifty percent of the voting stock or other ownership interest of such other entity; or (ii) it directly or indirectly possesses sufficient authority to direct the adoption and / or execution of the policies, management or operations of such entity by any means whatsoever.

1.4	“API” shall mean the active pharmaceutical ingredient 5-Aminolevulinic acid Hydrochloride as manufactured by the MANUFACTURER and supplied by MIDAS.

1.5	“CEP” shall mean a Certificate of suitability of Monographs of the European Pharmacopoeia.

1.6	“Confidential Information” shall mean all written information provided by MIDAS to BIOFRONTERA or by BIOFRONTERA to MIDAS and with regard to the API or the PRODUCT. The term “Confidential information” as used herein shall also include all terms and conditions of this Agreement.

1.7	“Confirmed Quantity” shall have the meaning given to it in clause 6.6

1.8	“Drug Master File” or “DMF” shall mean the drug master file used for active pharmaceutical ingredients in the United States of America as specified by the U.S. Food & Drug Administration (FDA) of the U.S. Department of Health and Human Services. For the avoidance of doubt, “Drug Master File” or “DMF” within the meaning of this SUPPLY AGREEMENT without exception always refers to a Drug Master File approved by the U.S. Food & Drug Administration (FDA) according to the FDA’s Drug Master Files Guidelines.

1.9	“Effective Date” shall mean December 12, 2025.

1.10	“Health Authorities” shall mean any health authority in a given country, responsible for the evaluation of the registration dossier and the grant of the Marketing Authorization for the PRODUCT.

1.11	“Hidden Defect” shall mean all defects present in the API at the time of transfer of risk of the API which cannot be detected by the inspection described in section 7.1.

1.12	“Initial Contractual Period” shall have the meaning given to it in Section 13.1.

1.13	“MANUFACTURER(S)” shall mean the manufacturer of the API as contracted by MIDAS and named in the DMF, being Procos S.p.A., Italy, as registered manufacturer in the DMF by MIDAS and accepted by the US-FDA.

1.14	“Marketing Authorization” shall mean any authorization, which is legally required under applicable laws, regulations or administrative decisions, to launch, market or distribute the PRODUCT in a given country.

1.15	“Material Breach” shall mean any breach of this Agreement by one Party which, considering the nature and purpose of the Agreement, makes the continuation of this contractual relationship unreasonable for the non-breaching Party.

1.16	“Order” has the meaning set out in clause 6.4. For the avoidance of doubt: The Order itself does not imply any obligation on the part of BIOFRONTERA to pay the agreed price for the ordered API. BIOFRONTERA’s obligation to pay shall only arise once:

a)	MIDAS has confirmed such order in accordance with 6.7 and

b)	BIOFRONTERA has removed the API subject to such Confirmed Order from the Warehouse in accordance with Clause 6.13 and

c)	MIDAS has issued a corresponding invoice to BIOFRONTERA in accordance with Clause 5.2.

1.17	“Order Confirmation” shall have the meaning given to it in Section 6.6

1.18	“Party” shall mean each of the contracting parties, BIOFRONTERA and MIDAS separately, whereas “Parties” shall mean all of the contracting parties together.

1.19	“PRODUCT” shall mean a semisolid formulation for topical use with the API as one/as the main active ingredient as registered with FDA by the parent company of BIOFRONTERA.

1.20	“Production Year” shall have the meaning as defined in clause 6.1

1.21	“Quality Agreement” shall mean a separate agreement between MIDAS and BIOFRONTERA governing, without limitation, cGMP and quality issues involved in the manufacture and control of the API and testing and release of the API for sale, entered into by the Parties as referenced to in Annex C.

1.22	“SPECIFICATION” shall mean the specification of the API according to the current Certificate of Suitability (CEP) and/or Marketing Authorisation of the PRODUCT as stipulated in detail in the corresponding Quality Agreement.

1.23	“Third Party” shall mean any person or entity not being MIDAS or one of its Affiliates or BIOFRONTERA or one of its Affiliates.

1.24	“Working Day” shall mean each Day from Monday to Friday, except for national public holidays in Germany and Italy.

1.25	Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

a)	The singular includes the plural and conversely.

b)	A gender includes all genders.

c)	A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

d)	A reference to an agreement or document (including, without limitation, a reference to this Agreement) is to the agreement or document as amended, varied, supplemented or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

2.	Subject of this Agreement

2.1	BIOFRONTERA contracts MIDAS with the supply of the API in accordance with the terms and conditions of this Agreement.

2.2	MIDAS accepts such appointment.

2.3	Both Parties agree to perform their respective obligations under this Agreement in accordance with the terms and conditions set forth herein and in accordance with all applicable national and European laws, regulations or directives.

3.	Obligations and Rights of MIDAS

3.1	MIDAS’ obligation shall be the supply of the API, as manufactured by the MANUFACTURER Procos S.p.A., free of defects, in the agreed upon time and quantity and in accordance with the SPECIFICATION and DMF as well as the Quality Agreement (the “Agreed Quality”). Supply of API from any different MANUFACTURER than Procos S.p.A. shall only be conducted upon prior mutual written consent between the Parties and after approval by the relevant authorities.

3.2	MIDAS has obtained ICH stability data conforming a 60-months initial re-test period for the API.

3.3	At the time of delivery of the API, to the first carrier in accordance with INCOTERMS 2020 CPT, according to the forecasts and orders by BIOFRONTERA, the remaining re-test period for the API shall be not less than 80% of the initial re-test period. However, in exceptional circumstances and cases of additional demands of BIOFRONTERA, provided MIDAS has suitable API available, the Parties shall mutually discuss and agree, if API with less remaining re-test period can be supplied.

3.4	Unless already provided by MIDAS at the Effective Date and in case of changes and updates, MIDAS shall provide BIOFRONTERA with all data and documentation necessary to enable BIOFRONTERA to add and maintain Procos S.p.A, Italy, as MANUFACTURER to Biofrontera Inc.’s Dossier for the PRODUCT. Any such documentation shall be provided by MIDAS as soon as it is available at MIDAS without delay.

3.5	Upon request of BIOFRONTERA, MIDAS shall submit reasonable quantities of working standards and reference impurities of the API to BIOFRONTERA at its own cost, if such standards or reference materials are not elsewhere commercially available.

3.6	MIDAS shall file and maintain the DMF and comply with all obligations as DMF holder according to relevant laws. After termination of this contract, MIDAS shall maintain the DMF active as long as BIOFRONTERA has PRODUCT manufactured with MIDAS API on the market and the associated change/variation is approved.

3.7	MIDAS shall submit and maintain the US-DMF for the API to FDA in USA and provide BIOFRONTERA with a Letter of Authorization.

3.8	MIDAS commits to support BIOFRONTERA and its parent company in a commercially reasonable manner in the preparation and submission of regulatory applications. MIDAS may charge regulatory service fees from BIOFRONTERA and/or its parent company.

4.	OBLIGATIONS AND RIGHTS OF BIOFRONTERA

4.1	BIOFRONTERA is entitled to purchase the API from MIDAS (section 6). There is no obligation on the part of BIOFRONTERA to purchase and take delivery of the API. For the avoidance of doubt BIOFRONTERA does not buy API exclusively from MIDAS.

4.2	Notwithstanding the foregoing provisions regarding amounts to be purchased, BIOFRONTERA will only purchase the API if the MANUFACTURER Procos S.p.A. is registered in the DMF by MIDAS and accepted by US-FDA according to Section 1.15.

4.3	For the avoidance of doubt, BIOFRONTERA wishes to be supplied by the MANUFACTURER Procos S.p.A. as stipulated in Section 1.15 of this Agreement and shall not - unless expressly accepted in advance by BIOFRONTERA - buy API from MIDAS that has been produced by another manufacturer and/or any other Third Party contract manufacturer of MIDAS that is not already known to BIOFRONTERA, registered in the DMF and accepted by the US-FDA. However, the acceptance and confirmation of any such newly selected manufacturer will not be unreasonably withheld by BIOFRONTERA.

5.	Price and Payment Terms

5.1	The price for the API is listed in Annex A to this Agreement and will be fixed in Euro (EUR). The price is to be understood CPT Switzerland or Germany (INCOTERMS 2020), excluding any fees charged by authorities for or related to the PRODUCT, the API, the DMF and the MANUFACTURER. Should BIOFRONTERA in future require a different delivery destination, the Parties will discuss and agree on the respective terms and conditions for such supply.

Any fees that are charged by any authority to MIDAS and/or MANUFACTURER and that are related to the use of API by BIOFRONTERA for manufacture, marketing or use of a finished pharmaceutical form within the USA shall be borne by BIOFRONTERA, or in case the respective fee is payable by MIDAS or MANUFACTURER, shall be reimbursed to MIDAS.

However, if charges are due to quality issues or non-compliance issues caused by MIDAS or its MANUFACTURER then BIOFRONTERA shall not be obliged to absorb such cost.

5.2	BIOFRONTERA shall pay the agreed upon price for the API as invoiced by MIDAS within thirty (30) days net from date of invoice of MIDAS. Invoicing shall not take place before the time specified in clause 6.13.

5.3	Should the cost- and/or market situation change considerably to the disadvantage of one of the Parties, the Parties shall solve such a problem in a friendly way, balancing the interests of the Parties.

6.	Forecasting, Supply, Storage, Use and Payment

6.1	BIOFRONTERA is aware that, starting 2026, MANUFACTURER manufactures once every two calendar years. The next planned productions will take place in 2028, 2030 and so on (“Production Year”), provided BIOFRONTERA has a demand of API and wishes to be supplied. Should MIDAS expect to change the manufacturing frequency defined above for whatever reason, it will notify BIOFRONTERA immediately and with an appropriate lead time.

6.2	BIOFRONTERA will provide MIDAS with a twenty-four (24) months non-binding Rolling Forecast of API quantities BIOFRONTERA expects to order during the following two (2) calendar years. The forecast shall indicate the quantity of API and the expected year of supply. Such forecast shall thereafter be updated by BIOFRONTERA every twelve (12) months during the term of this Agreement. BIOFRONTERA shall deliver the Rolling Forecast to MIDAS by the end of September (30th September) of each calendar year.

6.3	If MIDAS is unable to accommodate any portion of the forecast, it shall notify BIOFRONTERA immediately and not later than 3 months after submission of the Rolling Forecast. The Parties shall agree on any revisions to the forecast.

6.4	Aligned with the forecasts provided by BIOFRONTERA or based on mutually agreed amounts, BIOFRONTERA will request the total quantity to be supplied in a written order (“Order”) until the November 30th of each year before any Production Year at the latest. Orders and their respective supply/payment schedules for each production campaign shall be mutually agreed upon and documented in Annex B. The first supply of API according to this AGREEMENT by MIDAS shall be executed in December 2025 as defined in Annex B. Thereafter, starting in 2026, further API supply to replenish the stock with the quantity requested by BIOFRONTERA shall be executed by MIDAS every second year, as defined in chapter 6.1. Deliveries must be made by MIDAS in such a way that the timelines set forth in Annex B can be met. Any unforeseen extra demand that may be requested by BIOFRONTERA shall be supported by MIDAS, provided MIDAS has still suitable API available from a previous production.

6.5	MIDAS shall supply such API quantities to one or two warehouses (Germany and Switzerland) of BIOFRONTERA or BIOFRONTERA´s CMO.

6.6	MIDAS shall accept supply Orders to BIOFRONTERA´s warehouse with written order confirmations within fifteen (15) Working Days from receipt of such Orders (“Order Confirmation”). The Order Confirmation will include the confirmed API quantity (“Confirmed Quantity”), production date and expected delivery date. In case the Order Confirmation does not contain all the afore mentioned items or in case MIDAS does not comment on the received orders at all within such period, MIDAS shall be deemed to have accepted the Orders.

6.7	MIDAS shall deliver the API on Orders accepted by MIDAS to BIOFRONTERA or its contract manufacturers according to the Agreed Quality as defined in clause 3.1 and in containers suitable for storage and transportation of APIs. Moreover, MIDAS shall deliver the API in quantities of 25 kg per individual drum and delivery. If MIDAS wishes to deliver smaller quantities than 25 kg, MIDAS and BIOFRONTERA will mutually agree on the quantities. If no agreement can be reached, the minimum of 25 kg remains. Delivery shall take place CPT Germany or Switzerland (INCOTERMS 2020), as indicated by BIOFRONTERA.

6.8	In case MIDAS expects delays in delivery times or has general delivery problems, MIDAS will immediately inform BIOFRONTERA thereof. If Midas fails to comply with the Delivery Date as stipulated in clause 6.4, Midas shall be in default without further notice on the day following the Delivery Date, i.e. the 1st January of the following calendar year. BIOFRONTERA shall then be entitled to withdraw from the Order without further notice. BIOFRONTERA will be free to buy from another source to prevent an out of stock situation.

6.9	BIOFRONTERA will set up a warehouse (the “Warehouse”) on its premises or on the premises of its CMOs or logistic service providers to receive supplies from MIDAS. Upon receipt of API from MIDAS at the Warehouse, BIOFRONTERA shall start incoming goods control according to clause 7.1. A representative sample will be provided to BIOFRONTERA by MIDAS upon order. Sampling will be performed by MANUFACTURER according to GMP and cGMP requirements. The samples must be stored and transported according to cGMP requirements and according to the agreed upon storage conditions (2-8°C) and transportation conditions together with the API. Samples will be invoiced immediately upon delivery with a payment term of 30 days.

6.10	The risk of loss of the API will pass to BIOFRONTERA pursuant to the agreed upon delivery terms according to INCOTERMS 2020, at the latest upon receipt of the API into the Warehouse. BIOFRONTERA shall adequately insure the API supplied by MIDAS which is stored in the Warehouse against fire, water, theft, and damage by third parties. MIDAS shall be entitled to request evidence for the insurance being installed by BIOFRONTERA. Upon request by MIDAS to BIOFRONTERA, MIDAS shall be allowed within maximum 5 working days to survey the inventory of the API stocks at the Warehouse.

6.11	BIOFRONTERA agrees to provide a suitable location to store the API. BIOFRONTERA shall store the API in accordance with GMP specifications as well as in accordance with the requirements of all applicable legal regulations. The API and the area to which the API is to be delivered shall be established at the Warehouses. It shall be BIOFRONTERA’s responsibility to ensure that the API is not commingled with other inventory of any warehouse, and remains segregated within BIOFRONTERA’s ERP systems as property of MIDAS.

6.12	Notwithstanding the delivery and the passing of risk in the API or any other provision of these conditions, the property in the APIs shall not pass to BIOFRONTERA until the API is paid in full. As long as the API has not been completely paid, BIOFRONTERA shall immediately inform MIDAS in writing if any part of the API becomes subject to rights of third persons or other encumbrances. BIOFRONTERA may resell or process API owned by MIDAS only in the course of its regular business. BIOFRONTERA hereby assigns all claims arising out of such resale or processing to MIDAS. Nevertheless, BIOFRONTERA shall be entitled to receive the payment on the assigned claims. To this end, MIDAS agrees to not demand payment on the assigned claims to the extent BIOFRONTERA complies with all its obligations for payment and does not become subject to an application for insolvency or similar proceedings, or to any stay of payments. Insofar as the foregoing retention of title clause results in securities that exceed the secured claim by more than 10%, MIDAS is obligated to release such securities.In case the Warehouse is located in Germany, BIOFRONTERA is entitled, at any time, to withdraw drums of API (each 25 kg per drum) out of the Warehouse for use in production of its pharmaceutical specialities. BIOFRONTERA commits to inform MIDAS promptly (not later than 5 working days) about the withdrawal of API drums. MIDAS will promptly issue an invoice to BIOFRONTERA for the respective quantity (full drums of 25 kg) at the agreed price with 30 days payment term.At the defined payment date according to Annex B, BIOFRONTERA shall pay (against corresponding invoicing by MIDAS) for the API not yet withdrawn.

6.13	In case the Warehouse is located in Switzerland, Midas will issue an invoice immediately upon delivery to the Warehouse with 30 days payment term.

6.14	BIOFRONTERA commits to follow the “first expiry / first out” principle for the use of material from its Warehouse or the Warehouses of its CMOs.

6.15	BIOFRONTERA commits to inform MIDAS without undue delay in case of any events that may compromise the quality and use of the API stored in the Warehouse of BIOFRONTERA or its CMOs.

6.16	In exceptional cases and upon mutual agreement between the Parties, MIDAS may take back full API drums (25 kg), provided the quality of the product is not compromised and BIOFRONTERA can demonstrate that the incoming goods control and entire storage complies with cGMP and the agreed upon conditions (2-8°C).

7.	Defects

7.1	Any complaint regarding obvious qualitative defaults, detectable by a visual inspection, including the taking and analysing of random samples, and/or quantitative shortcomings of the API shall be made in writing by BIOFRONTERA to MIDAS immediately after their discovery, at the latest within twenty (20) Working Days after receipt of the API in the Warehouse. BIOFRONTERA shall simultaneously send samples of the faulty API to MIDAS. If BIOFRONTERA fails to notify MIDAS within such period, BIOFRONTERA shall be deemed to have given its unconditional acceptance regarding the consignment.

7.2	In case of any Hidden Defects, complaints shall be raised by BIOFRONTERA immediately, but not later than ten (10) days after their discovery in writing.

7.3	Claims pursuant to Clause 7.2 are in any case time-barred after the entire re-test period of the API, counted from the delivery of the API to BIOFRONTERA. If BIOFRONTERA fails to notify MIDAS of any Hidden Defects within the period pursuant to Clause 7.2, BIOFRONTERA shall be deemed to have given its unconditional acceptance regarding the consignment.

7.4	In case of timely and justified claims, BIOFRONTERA shall be entitled to its statutory claims, unless otherwise stipulated in this Agreement:

a)	In case of short delivery MIDAS shall use all commercially reasonable efforts to deliver the missing quantities within the shortest reasonable period of time. The rights of BIOFRONTERA regulated in clause 6.8 shall remain unaffected.

b)	In case of defects, BIOFRONTERA’s right to subsequent performance shall be limited as follows:

MIDAS can

(i)	replace those quantities of the API which are found to be defective, as long as the performance of such replacement is not impossible, or

(ii)	in case the performance of such replacement is impossible or only possible at disproportionate costs, MIDAS shall take back the API which is not in accordance with the Agreed Quality as defined in clause 3.1 and refund the purchase price to BIOFRONTERA.

c)	In case of defects, BIOFRONTERA’s withdrawal from the respective Confirmed Order shall only be possible after BIOFRONTERA has given MIDAS a reasonable period of eight (8) weeks to remedy the defect.

7.5	It is hereby agreed that in the case that MIDAS does not acknowledge the defect of the API, which BIOFRONTERA has found to be defective; the Parties shall endeavour to settle such disagreement amicably and constructively between themselves. In the event that they fail to agree within twelve (12) weeks after receipt of the notice of defects, the Parties agree to nominate an independent, reputable laboratory, acceptable for both Parties, which shall examine representative samples taken from such consignment, using the methods of analysis indicated in the SPECIFICATION, and the result shall be binding for all Parties. The charges for such examination shall be borne by the Party found to be at fault. Substitute deliveries on the basis of complaints subsequently recognised as not justified will be invoiced to BIOFRONTERA by MIDAS.

7.6	For the avoidance of doubt, the quality requirements of the PRODUCT are detailed in the Quality Agreement. In case of any conflicts or divergencies between this AGREEMENT and the Quality Agreement in respect of quality specific matters, then the provisions of the Quality Agreement shall prevail. For the rest, the provisions of this Agreement shall prevail.

8.	Liability

8.1	Unless otherwise provided for in this Agreement and with the exception of the Parties’ primary obligations – e.g. MIDAS’ obligation to supply the API, as manufactured by the MANUFACTURER Procos S.p.A., in the Agreed Quality as defined in clause 3.1 - the Parties’ liability towards each other in case of simple negligence (leichte Fahrlässigkeit) shall be excluded. The Parties’ liability to each other in case of damages and losses resulting from gross negligence (grobe Fahrlässigkeit) shall be limited to direct losses, excluding in particular any indirect, punitive or consequential damages or loss of profits, whether based on contract or tort, or arising under applicable law or otherwise.

8.2	The limitation of liability set forth in this Section 8 shall not apply to the injury to life, limb or health, or to the intentional violation of the obligations of this Agreement by a Party.

8.3	All defect and liability claims arising from this contract are subject, to the extent legally possible, to a limitation period of one (1) year from statutory commencement of the limitation period. The running of the limitation period shall not be suspended or interrupted due to the Parties’ negotiation of the claim or the claim’s circumstances, unless otherwise agreed in writing.

9.	Force Majeure

Any delay in the performance of any of the duties or obligations of either Party caused by an event outside the affected Party’s reasonable control including those events affecting suppliers of such Party (“Force Majeure”), shall not be considered a breach of this Agreement and the time required for the performance shall be extended for a period equal to the period of such delay. The Party affected shall give prompt notice to the other Party of such cause and shall take whatever reasonable steps are appropriate in that Party’s discretion to relieve the effect of such cause as rapidly as possible. Should one of the Parties be prevented from fulfilling its contractual obligations for more than ninety (90) days due to Force Majeure, the other Party shall be entitled to terminate this Agreement irrespective of the general provisions providing for termination in Section 13.

10.	Confidentiality

10.1	Neither Party shall disclose any Confidential Information to Third Parties without the prior written consent of the respective disclosing party of such Confidential Information. However, BIOFRONTERA may disclose Confidential Information received from MIDAS to the appropriate regulatory authorities and to its parent company Biofrontera, Inc.. In addition, MIDAS shall be entitled to disclose Confidential Information received from BIOFRONTERA to MANUFACTURER, provided a corresponding confidentiality agreement has been concluded between MIDAS and MANUFACTURER beforehand.

10.2	The above mentioned obligation shall not apply or shall cease to apply to any information which:

a)	is in the public domain at the time of disclosure;

b)	is published or otherwise becomes part of the public domain through no fault of the receiving party;

c)	is known to the receiving party before receipt thereof under this Agreement, as shown by prior written records;

d)	becomes available from a Third Party which is not known by receiving party to be prohibited from disclosing such information by contractual or legal obligation to the disclosing Party; or

e)	has to be revealed according to a court decision or an administrative order.

10.3	This confidentiality obligation will continue for a period of five (5) years after the termination date of this Agreement. None of the Parties shall be required to disclose to any of the other Parties any information known to be property of or obtained under obligations of secrecy from a Third Party.

11.	Indemnification

11.1	MIDAS shall defend, indemnify and hold BIOFRONTERA harmless from any Third Party claim or suit resulting from the use or application of the PRODUCTS,

a)	if such loss or damage is solely due to a culpable breach of warranties of MIDAS under this Agreement, or

b)	is solely due to any grossly negligent or intentionally wrongful breach, error or omission of contractual obligations of MIDAS under this Agreement.

11.2	BIOFRONTERA shall defend, indemnify and hold MIDAS harmless from any Third Party claim or suit on for loss or damages,

a)	resulting from a culpable breach of warranties of BIOFRONTERA under this Agreement,

b)	resulting from the manufacture, marketing, use or application of the PRODUCT,

c)	resulting from any grossly negligent or intentionally wrongful breach, error or omission of BIOFRONTERA in performing its contractual obligations under this Agreement, or

d)	resulting from any alleged or proven infringements of Third Party intellectual property rights by the marketing, use or application of PRODUCTS, unless such damages result solely from the breach of this Agreement by MIDAS or are otherwise covered by the indemnity clause of Section 11.1 above.

11.3	Any Party seeking to be indemnified by virtue of this Agreement shall notify the Party from which indemnification is sought promptly in writing of any and all respective claims, actions and proceedings made or instituted against it.

11.4	Each Party (the “Indemnified Party”) shall conduct its own defence against Third Party claims for which it seeks indemnification from the other Party (the “Indemnifying Party”) under this Agreement, but shall make sure that the Indemnifying Party obtains access to all documentation related to the case, and is allowed to participate in defending the case. The Indemnifying Party shall be entitled, but under no obligations, to assist the Indemnified Party’s defence in the respective case to the extent as it may deem the Indemnifying Party appropriate under the circumstances. The Indemnified Party will not agree to any settlement without the Indemnifying Party’s prior written consent.

12.	Insurance

Both Parties undertake to obtain and to maintain during the term of this Agreement and five (5) years after its termination or expiry in full force and effect a valid commercial general liability insurance with a reasonable coverage. Upon request of the other Party, each Party shall forward the other Party a copy of the respective insurance policy.

13.	Term and Termination

13.1	This Agreement shall be initially valid for a period commencing on the Effective Date and Ending on 31st December 2030 (“Initial Contractual Period”). After the Initial Contractual Period, this Agreement shall be automatically renewed for further periods of two (2) years each, unless either Party gives the other Party a twelve (12) months’ notice of termination prior to the end of the Initial Contractual Period or any prolongation period.

13.2	Without prejudice to Clause 13.1, this Agreement may be terminated by either Party for an important reason without observing a period of notice.

An important reason would be in particular:

a)	debt settlement proceedings (in particular insolvency) are instituted against the assets of the other Party or an application is filed in this respect and, despite specific request, the other Party cannot prove within a reasonable period of time that such application is obviously without foundation;

b)	the other Party commits a Material Breach notwithstanding a warning letter admitting the Party in breach a thirty (30) days period to cure such Material Breach.

13.3	All notices of termination have to be made in writing, shall be delivered by prepaid registered Airmail or personal courier. A termination notice issued by the terminating Party shall become effective on the date of receipt by the other Party.

13.4	Expiration or termination of this Agreement will not relieve either Party of any obligation accrued prior to such expiration or termination.

14.	Assignment

14.1	Subject to the other terms of this Agreement, neither Party shall have the right or the power to assign any of its rights, or delegate or subcontract the performance of any of its obligations under this Agreement, without the prior written authorization of the other Party, such written authorization not to be unreasonably withheld or delayed.

14.2	The prior written authorization of the other Party shall not be required for a Party to assign its rights and delegate its obligations hereunder, in whole or in part, to an Affiliate.

14.3	In case of an assignment to an Affiliate the assigning Party shall notify the other Party in writing of the extent of the assignment of contractual rights and obligations to the Affiliate, and whether the Affiliate shall be entitled to directly invoice any contractual services to the other Party due to the assignment.

15.	Legal Successor

This Agreement shall be binding on and shall inure to the benefit of the Parties and their legal successors. Each Party shall commit its respective successor to enter into and therefore become a new Party to this Agreement.

16.	Governing Law and Dispute Resolution

16.1	This Agreement shall be governed and construed in accordance with the laws of Germany without giving effect to the choice of laws principles thereof which would result in the application of the laws of another jurisdiction. The Convention on Contracts for the International Sales of Goods (CISG 1980) shall not apply.

16.2	Any disputes arising between the Parties out of or in connection with this Agreement (including, without limitation, any questions regarding its existence, validity or termination) which cannot be solved by the Parties using their best efforts shall be subject to the courts having jurisdiction over Cologne, Germany.

17.	Notices

Unless otherwise provided for herein, any notice required to be given under this Agreement shall be in writing and shall be given by personal delivery or by prepaid registered mail addressed as follows:

Biofrontera Discovery GmbH

Hemmelrather Weg 201

D-51377 Leverkusen, Germany

Prof Dr. Hermann Lübbert

Tel.: +49-151-5284 5131

Email: h.luebbert@bfinc.com

Midas Pharma GmbH

Rheinstraße 49

D-55218 Ingelheim, Germany

Dirk Weidenbach

Tel.: +49-6132-990-113

Email: dirk.weidenbach@midas-pharma.com

or at such other address as such Party has advised the other Party of in writing.

18.	Compliance

18.1	The Parties hereby undertake to perform the arrangements contemplated by this Agreement in a manner which is consistent with good business ethics and compliant with i) all applicable national and foreign anti-corruption legislation on combating bribery in international business, including without limitation to the provisions of the United States Foreign Corrupt Practices Act 1977 (the “FCPA”) and the U.K. Bribery Act 2010, ii) export control regulations and economic sanctions of any country or intergovernmental or supranational organization including but not limited to the United Nations, the United States of America, Germany, the United Kingdom, Canada and the European Union that are applicable to the performance of activities under this Agreement (together referred to as the “Relevant Requirements”).

18.2	In particular, the Parties will not offer, promise or give any improper monetary or other advantage, whether directly or through intermediaries to a public official, for the benefit of that official or of a Third Party, for the purpose of influencing decision or actions with respect to the subject matter of this Agreement.

18.3	The Parties agree further to strictly abide and comply with i) any and all applicable national and supranational data protection laws and regulations, including in particular the General Data Protection Regulation (GDPR) of the EU, ii) all labour laws in the country they operate (including but not limited to laws prohibiting forced and child labour) and iii) all applicable environmental laws and regulations.

18.4	Failure to comply with the provisions of this clause will be deemed a material breach of a material provision of this Agreement and the non-breaching Party shall be entitled to terminate this Agreement with immediate effect upon giving written notice to the breaching Party.

19.	Miscellaneous

19.1	If, at any time, any provision of this Agreement is or becomes unenforceable in any respect under the laws of the applicable jurisdiction, the remaining provisions of this Agreement shall remain unaffected thereby. The Parties shall negotiate in good faith and replace the invalid or unenforceable provision by a valid and enforceable provision, which comes closest to the original intention of the Parties.

19.2	This Agreement, including the Annex(es) referred to in this Agreement, shall constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and shall supersede all previous negotiations, agreements, and commitments, whether written or unwritten, with respect to such subject matter.

19.3	No failure of any Party to exercise any power given it under this Agreement, or to insist upon strict compliance with any provision of this Agreement, and no custom or practice of the Parties at variance with the terms of this Agreement shall constitute a waiver of any Party’s right to demand strict compliance with the terms of this Agreement.

19.4	All clauses and articles herein were negotiable and negotiated between the Parties without any restriction or limitation. They were left to the free and unrestricted negotiations of the Parties and reflect the result of such negotiations.

19.5	Modifications to the provisions set forth in this Agreement must be confirmed and accepted in writing by duly authorized officers of all Parties. Any oral modification of this section shall be void.

19.6	Headings contained herein are for convenience and reference only and shall not control the interpretation of any term or provision of this Agreement.

19.7	The Parties agree to inform their respective Affiliates of the existence of this Agreement and to commit those Affiliates to respect this Agreement and not to circumvent it by entering into other agreements contradicting the content of this Agreement.

19.8	If not otherwise provided for herein, the Sections 8 (Liability), 10 (Confidentiality), 11 (Indemnification) and 16 (Dispute Resolution) shall survive the termination of this Agreement.

The Parties agree that this Agreement may be executed using industry standard electronic signature software (such as DocuSign) or in pdf format and exchanged by e-mail. Either option shall have the same legal force and effect as the exchange of original documents signed in wet-ink. Each Party hereby waives any right to raise any defense or claim in any proceeding arising under or related to the Agreement, based upon electronic execution of this Agreement. In case of electronic execution, the Parties agree that wet-ink documents will not be exchanged, and the executed Agreement shall be archived electronically.

	Biofrontera Discovery GmbH	Midas Pharma GmbH

Name:	Prof. Dr. Hermann Lübbert	Dirk Weidenbach

Title:	Managing Director	Managing Director / COO

Date/ Signature:		Dirk Weidenbach

Name:	Dr. Wiebke Meyer-Wendt	Michelle Dengler

Title:	Vice President Pharmaceutical Operations	Key Account Manager

Date/ Signature:	Wiebke Meyer-Wendt	Michelle Dengler

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